Exhibit 99.1

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com Corporate Communications Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Announces Appointment of Two New Directors

SEATTLE, JANUARY 7, 2013 – F5 Networks, Inc. (NASDAQ: FFIV), the global leader in Application Delivery Networking, today announced the appointment of Sandra Bergeron and Steve Smith to its board of directors. Ms. Bergeron is an experienced technology industry executive with a national reputation as an expert on computer security matters. Mr. Smith is Chief Executive Officer, President, and member of the board of directors of Equinix (NASDAQ: EQIX), the global interconnection and data center company.

“We are very pleased to have Sandra and Steve join our board,” said John McAdam, President and Chief Executive Officer of F5. “Sandra has extensive experience in network and data security and related public policy issues, and has served in a wide range of executive leadership positions in the computer security industry. Steve is an experienced CEO and has a deep understanding of the role and value of our technology in data centers. They both bring very valuable and important perspectives to our board.”

From 2004 until 2012, Bergeron was a venture partner at Trident Capital, Inc. She currently serves on the board of directors of Qualys, Inc. (NASDAQ: QLYS), a provider of cloud security and compliance solutions; Sophos, Inc., a privately held provider of IT security and data protection products; and TraceSecurity, a privately held provider of cloud-based security solutions and IT governance, risk, and compliance management solutions, where she also serves as chairman. Bergeron previously served on the board of directors of TriCipher, a privately held secure access management company acquired by VMware in August 2010 and ArcSight, Inc., a publicly traded security and compliance management company acquired by Hewlett-Packard in September 2010. During her tenure at McAfee, Inc., Bergeron held a wide range of executive leadership positions in sales, research and development, and corporate development. She holds a B.A. in Business Administration from Georgia State University and an M.B.A. from Xavier University.

Prior to joining Equinix in April 2007, Smith served as Senior Vice President at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., he served as Vice President of Global Professional and Managed Services at Lucent Technologies, Inc. Smith also held various management and sales positions during his 17 years with Electronic Data Systems Corporation (EDS), a business and technology solutions company, including Chief Sales Officer, President of EDS Asia-Pacific, and President of EDS Western Region. Smith serves on the board of directors of Volterra Semiconductor Corporation (NASDAQ: VLTR). He previously served as a director of 3PAR, Inc., a storage solutions company that was acquired by Hewlett-Packard in September 2010. Smith graduated from the U.S. Military Academy at West Point and holds a B.S. in Engineering.

About F5 Networks

F5 Networks (NASDAQ: FFIV) makes the connected world run better. F5 helps organizations meet the demands and embrace the opportunities that come with the relentless growth of voice, data, and video traffic, mobile workers, and applications—in the data center and the cloud. The world’s largest businesses, service providers, government entities, and consumer brands rely on F5’s Intelligent Services Platform to deliver and protect their applications and services while ensuring people stay connected. Learn more at www.f5.com.

F5 and F5 Networks are trademarks or service marks of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

This press release may contain forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.

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